FOR IMMEDIATE RELEASE
Lam Research Corporation Provides Business Update for the Fiscal Quarter ending March 29, 2020
FREMONT, Calif., March 17, 2020 - Lam Research Corporation (Nasdaq: LRCX) (the "Company," "Lam," "Lam Research") is providing the following business update.
On March 16, 2020, multiple bay area counties in California issued a “shelter-in-place” order, which requires the Company to temporarily stop on-site work at its Fremont and Livermore locations for three weeks effective March 17, 2020. Additionally, Lam has supply chain activities in Malaysia, and on March 16, 2020, the Malaysian government issued an order to close certain business activities from March 18 through March 31, 2020. The implementation of these orders prevents the Company from manufacturing products at its Livermore and Fremont, California facilities and receiving required parts from key suppliers. These government directives may impact our ability to meet our March quarter financial guidance. The March 2020 quarter financial guidance we provided on January 29, 2020 reflected the best information available as of that time, but due to the disruptions and uncertainties resulting from these recent actions, the Company is withdrawing its prior financial guidance for the fiscal quarter ending March 29, 2020.
As we closely monitor the impact of the COVID-19 virus, our top priority remains the health and safety of our employees and partners. The situation is evolving, and we will provide more information during our next earnings call.
About Lam Research
Lam Research Corporation is a global supplier of innovative wafer fabrication equipment and services to the semiconductor industry. As a trusted, collaborative partner to the world’s leading semiconductor companies, we combine superior systems engineering capability, technology leadership, and unwavering commitment to customer success to accelerate innovation through enhanced device performance. In fact, today, nearly every advanced chip is built with Lam technology. Lam Research (Nasdaq: LRCX) is a FORTUNE 500® company headquartered in Fremont, Calif., with operations around the globe. Learn more at www.lamresearch.com. (LRCX-F)
Caution Regarding Forward-Looking Statements
Statements made in this press release that are not of historical fact are forward-looking statements and are subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to, but are not limited to: our financial guidance for the March quarter; and our ability to procure parts, manufacture products, or ship products to customers. Some factors that may affect these forward-looking statements include: public health requirements in response to the outbreak of COVID-19 and impact thereof on our business and operations is evolving and beyond our control; changes to business, political and/or regulatory conditions affecting the consumer electronics industry, the semiconductor industry and the overall global economy; the actions of our customers and competitors may be inconsistent with our expectations; as well as the other risks and uncertainties that are described in the documents filed or furnished by us with the Securities and Exchange Commission, including specifically the Risk Factors described in our annual report on Form 10-K for the fiscal year ended June 30, 2019 and our quarterly reports on Form 10-Q for the fiscal quarters ended September 29, 2019 and December 29, 2019. These uncertainties and changes could materially affect the forward-looking statements and cause actual results to vary from expectations in a material way. The Company undertakes no obligation to update the information or statements made in this release.
Doug Bettinger, Executive Vice President, Chief Financial Officer
Phone number: 510-572-1615
Email: investor.relations@lamresearch.com